CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into and made effective as of August 20, 2007 (the “Effective Date”) by and between American Racing Capital, Inc., a Nevada corporation (the “Company”), and Joseph Mattioli, III (“Consultant”).

RECITALS

WHEREAS, the Company desires to employ and retain the Consultant for the term specified herein in order to advance the business interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Consultant desires to provide his services to the Company on and subject to the terms and conditions hereof including, but not limited to, the Company using its best efforts in hiring, within ninety (90) days of execution of this Agreement, an experienced Chief Executive Officer and Chief Financial Officer capable of handling all financial and reporting aspects related to the operation of a public company; and

WHEREAS, the Company desires to provide the Consultant, or his assigns, with the opportunity to obtain stock in the Company in order that the Consultant may have the opportunity to participate in the growth and performance of the Company, as set forth herein; and

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.  Adoption of Recitals

. The Company and Consultant hereto adopt the above recitals as being true and correct.

2.  Consulting.

(a)  Subject to the terms and conditions set forth herein, the Company hereby employs Consultant, and Consultant hereby agrees to serve the Company for a three-year period from the Effective Date of this Agreement (“Consulting Period”).

3.  Duties and Responsibilities.

(a)  During the Consulting Period, the Consultant will assist the Company with the Company’s business development, including identification and investigation of business opportunities, assisting the Company in acquisitions and assisting the Company in general supervisory management of those acquisitions. Consultant shall have absolutely no responsibility or involvement in connection with any of the financial and reporting aspects relating to the operation of a public company. During the Consulting Period, Consultant shall perform and discharge faithfully, diligently, in good faith and to the best of Consultant’s ability such duties and responsibilities. The Consultant agrees to devote as much of its time as is reasonably necessary to accomplish its duties and obligations under this Agreement.

(b)  Other Activities. The Company recognizes that the position is not that of a full time Consultant, but that Consultant shall devote as much time to the job that the Consultant believes is necessary to perform its duties under this agreement. The Consultant, during the Consulting Period, may engage in other activities for compensation outside this Consulting Agreement with the Company, as long as those activities do not materially interfere with or detract from the performance of Consultant’s duties or constitute a breach of any of the provisions contained in this Agreement. Those activities will include but shall not be limited to serving in a consulting role to any other affiliate or subsidiary of the Company. Consultant is not prohibited from entering into any and all agreements, deals, arrangements or relationships with any Pocono Raceway opportunities, whether competitive to the Company or otherwise. The Company has agreed to employ Consultant, conditioned upon the knowledge that Consultant already competes with Company in the motor racing business and Company waives it right to object to any such competitive relationship, or any issue with respect to the usurpation of corporate opportunity.

4.  Compensation.

(b)  Base Fee. During the Consulting Period, the Company shall pay to Consultant an annual base fee (“Base Fee”) of Three Hundred Thousand Dollars ($300,000. 00) payable on a bi-weekly basis or otherwise in accordance with the Company’s customary practices, throughout the term of such Consulting Period subject to the provisions of Section 6 hereof (governing Terminations), and subject to any applicable tax and payroll deductions. The Base Fee shall increase by five percent (5%) (the “Annual Fee Increase”) on the anniversary date of the Effective Date on the same date each year during the Consulting Period. The Board shall review the Annual Fee Increase and shall have the authority to modify the terms of the Annual Fee Increase. Any such modifications in the Annual Fee Increase shall be communicated to the Consultant thirty (30) days prior to the date when the Annual Fee Increase would be effectuated.

(c)  Bonus. In addition to the Fee, Consultant shall be entitled to such bonuses and benefits as may be determined by the Board. Any bonus granted pursuant to Section 4(b) shall be paid within forty-five (45) days after the end of the fiscal year for which such bonus is earned.

5.  Share Exchange Agreement

. Consultant, or its assigns, shall be entitled to Capital Stock of the Company as set forth in the Share Exchange Agreement attached hereto and herein incorporated by reference. As a condition to entering into this Agreement, the Company and Millennium Motorsports of Pennsylvania, a Pennsylvania company, shall enter into a Share Exchange Agreement as of the date hereof (the “Share Exchange Agreement”).

6.  Benefits.

(a)  Other Benefits. During the Consulting Period, Consultant shall be entitled to apply to participate in any and all benefit plans, programs or arrangements (collectively the “Plans”), implemented by the Company and available to Consultants of the Company Consultant’s participation in such plans shall be governed by the terms of the respective plans.

(b)  Fringe benefits.

(i)  During the Consulting Period, the Company shall pay for directly or reimburse Consultant for all reasonable, customary and necessary business-related expenses incurred by Consultant in connection with the duties of Consultant hereunder, in accordance with the applicable Company policy, as may be revised from time to time, and upon submission by Consultant to the Company of such written evidence of such expense as the Company may require.

(ii)  The Consultant shall be entitled to vacation, sick and personal leave as determined by the Board and the Consultant.

(iii)  Nothing paid to Consultant under any Company Plan, bonuses, or fringe benefit arrangements shall be deemed to be in lieu of Base Fee payable to Consultant hereunder.

7.  Restrictive Covenants.

(a)  Non Disclosure of Confidential Information.

(i)  Except with respect to the terms set forth in 3(b) above, during and at all times after the Consulting Period, the Consultant shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Consultant of the duties of Consultant as an Consultant of the Company, access, maintain, keep, disclose or use for the benefit of himself or herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If Consultant is legally required to disclose any Confidential Information, Consultant will notify Company prior to doing so by providing Company with written notice ten (10) days in advance of the intended or compelled disclosure. Notice shall be provided as defined in Section 7 below. For the purposes of its Agreement, “Confidential Information” shall mean all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its subsidiaries.

(b)  Need for Restrictions. The Consultant acknowledges and agrees that the restrictive covenant contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and the Confidential Information.

(c)  Breach of Restrictive Covenants. In the event of a breach by the Consultant of the restrictive covenant set forth in Section 7, the Consultant agrees that such a breach would cause irreparable injury to the Company, and that if the Company shall bring legal proceedings against the Consultant to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction, damages, attorneys’ fees, and costs. Consultant agrees that given the significance of the Company’s Confidential Information, Consultant, as a material part of its Agreement, acknowledges and agrees that he will not oppose the Company’s request to post only the minimum bond required by law in the event the relief sought by the Company requires that the Company post a bond. Consultant specifically agrees that he or she will not make any argument or seek any order from the court requiring the posting of a bond greater than the minimum imposed by any applicable statute.

(d)  Construction, Survival. If the period of time or scope of any restrictions specified in Section 7 should be adjudged unreasonable, void, or unenforceable in any proceeding, then the period of time or scope shall be reduced or altered so that the restrictions may be enforced as is adjudged to be reasonable and consistent with public policy and law. All the provisions of Section 7 shall survive the Consulting Period.

(e)  Successors and Assigns. The restrictive covenant may be enforced by the Company and its successors and assigns.

(f)  Other Knowledge. Notwithstanding anything to the contrary stated herein, it is understood by the Company that Consultant has substantial experience in the operation and management of motor sports businesses and venues. All of that knowledge and experience and use thereof at anytime does not constitute Confidential Information and can be used by Consultant for any and all purposes deemed appropriate by Consultant for any and all purposes and will not constitute a violation of this Agreement.

8.  Termination.

(a)  Termination upon Death. Consultant’s consulting hereunder shall terminate upon the death of Consultant; provided, however, that for purposes of its Agreement the Date of Termination based upon the death of Consultant shall de deemed to have occurred on the last day of the month in which the death of the Consultant shall have occurred.

(b)  Termination upon Incapacity. If the Consultant is unable to perform the essential functions of its position, with or without reasonable accommodation, for a period in excess of twelve (12) weeks during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate Consultant’s Consulting hereunder at the end of any calendar month by giving written Notice of Termination to Consultant. Any questions as to the existence, extent or potentiality of illness or incapacity of Consultant upon which the Company and Consultant cannot agree shall be determined by a qualified independent physician selected and paid for by the Company who is acceptable to Consultant or its personal representative, as the case may be. The determination of such physician certified in writing to the Company and to Consultant shall be final and conclusive for all purposes of its Agreement. Section 8 (b) is intended to be interpreted and applied consistent with the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; the California Fair Housing and Consulting Act; and any state or local ordinance prohibiting discrimination, harassment and/or retaliation on the basis of a disability.

(c)  Termination for Cause. The Company may terminate Consultant’s Consulting hereunder for Cause by giving written Notice of Termination to Consultant (as defined below in Section 8 (f) hereof. The Date of Termination shall be specified in the Notice of Termination and may be immediate. For the purpose of its Agreement, the Company shall have “Cause” to terminate Consultant’s Consulting hereunder if Consultant is convicted of a felony under federal or state law involving moral turpitude or that Consultant’s actions or omissions constitute fraud, or gross misconduct that have a material adverse effect on the Company.

(d)  Termination by the Consultant for Good Reason. Consultant may terminate its Agreement for Good Reason. For purposes of its Agreement ‘Good Reason’ shall mean (i) a material breach by the Company or its affiliate of its obligations under this Agreement, or the Share Exchange Agreement, or (ii) any material change in the assignment of duties or responsibilities to Consultant by the Board which are inconsistent in a material and adverse respect with Consultant’s position causing it to be of materially less stature or responsibility. Any such breach by the Company, if curable, may be cured within ten (10) days after notice thereof to the Company.

(e)  Termination by the Consultant. Consultant may terminate its Agreement by delivering written notice to the Company. The Consultant shall provide ninety (90) calendar days written notice to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than ninety (90) calendar days after delivery of the Notice of Termination.

(f)  Notice of Termination. Notice of Termination to effectuate a termination under Section 6 shall be made in accordance with Notice defined in Section 8. For purposes of its Agreement, a “Notice of Termination” shall mean a notice, in writing, which shall indicate the specific termination provision of its Agreement relied upon as the basis for the Termination and the Date of Termination. The Date of Termination shall not be earlier than the date such Notice of Termination is delivered (as defined above); provided however, that the Company, at its option, may elect to have the Consultant not report to work after the date of the written notice.

(g)  Date of Termination. “Date of Termination” means the date on which its Agreement shall terminate (except for those provisions which survive termination as specified in its Agreement) in accordance with the provisions of its Section 8.

(h)  Obligation to Pay.

(i)  For Terminations under Subsection 8(a), the estate of Consultant shall be paid all sums otherwise payable to Consultant, including without limitation all pro-rated Base Fee, Bonuses or other benefits accrued or accruable to Consultant through the end of the month in which the death of Consultant occurred. The Bonuses will be pro-rated to the Date of Termination and will be pro-rated after receipt of year-end results.

(ii)  For Terminations under Subsection 8(b), the Consultant or the person charged with legal responsibility for the Consultant’s estate shall be paid all sums otherwise payable to the Consultant, including the pro-rated Base Fee, Bonuses and other benefits accrued or accruable to the Consultant through the Date of Termination, and the Company shall have no further obligation to the Consultant under its Agreement. The Bonuses will be pro-rated to the Date of Termination and will be pro-rated after receipt of year-end results to the extent any additional sums would be owed after receipt of year end results.

(iii)  For Terminations for Cause under Subsection 8(c), the Company shall pay the Consultant its Base Fee and benefits accrued through the Date of Termination. The Consultant shall receive pro-rated Bonuses and benefits through the Date of Termination and will not be entitled to receive any other Bonuses or benefits not earned or accrued as of the Date of Termination. The Bonuses will be pro-rated to the Date of Termination and will be pro-rated after receipt of year-end results. The Company shall have no further obligation to the Consultant under its Agreement.

(iv)  For Terminations for Good Reason under Subsection 8(d), the Consultant shall be entitled to the lesser of (i) the Base Fee for the remainder of the Consulting Period, as well as medical and dental benefits included in section 4(d) of its Agreement provided that such benefits are in place at the time of termination), without regard to the Date of Termination set forth in the Notice of Termination or (ii) the Base Fee for two (2) years, in one lump sum. The Consultant shall receive pro-rated Bonuses and benefits through the Date of Termination and will not be entitled to receive any other Bonuses or benefits not earned or accrued as of the Date of Termination. The Bonuses will be pro-rated to the Date of Termination and will be pro-rated after receipt of year-end results.

(v)  For Terminations by the Consultant under Subsection 8(e), the Company shall pay the Consultant its Base Fee and benefits accrued through the Date of Termination. The Consultant shall receive pro-rated Bonuses and benefits through the Date of Termination and will not be entitled to receive any other Bonuses or benefits not earned or accrued as of the Date of Termination. The Bonuses will be pro-rated to the Date of Termination and will be pro-rated after receipt of year-end results. The Company shall have no further obligation to the Consultant under its Agreement.

9.  Notice

. For the purpose of its Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or three (3) business days after being mailed by certified mail, return receipt requested, postage prepaid, two (2) business days after being provided to a courier for next business day delivery, or 24 hours after being sent by telecopy:

in the case of the Company to:	American Racing Capital P.O. Box 22002 San Diego, CA 92192 Attention: Bob Koveleski Telephone: (800)230-7132
in the case of Consultant to:	Joesph Mattioli, III PO Box 378 Long Pond, PA 18334 Telephone: (570) 646-0898
With a copy (not constituting notice) to:	Robert B. Schulman Suite 1800 - 18th Floor 401 E. Pratt Street Baltimore, MD 21202 Telephone: (410)332-0866

or to such other address as either party shall designate by giving written notice of such change to the other party.

10.   Liability Insurance

. To protect the Consultant from any liability, loss, claims, damages, or costs, including legal fees and costs, the Company shall purchase and maintain liability insurance (the “Insurance”) in an amount not less than One Million Dollars ($1,000,000), or in such amount as is later agreed upon by the Consultant and the Company and which shall include a duty to defend clause. The policy shall name the Consultant by name or title as an additional insured in each (and all) policy of Insurance.

11.  Indemnification

. The Company shall hereby absolutely and unconditionally, indemnify, hold harmless, remise, release, acquit and forever discharge Consultant and its agents, servants, attorneys, heirs, successors, officers, directors, shareholders, employees, former employees, executors, administrators, assigns and representatives, of and from any and all claims, demands, damages, losses, actions, causes of action, suits at law or in equity, of whatsoever kind or nature, for or because of any matter or thing which was done, omitted or suffered to be done in connection with the work undertaken pursuant to this Consulting Agreement.

12.  Hiring of CEO and CFO. The Company hereby agrees that it shall use its best efforts to hire an experienced Chief Executive Officer and Chief Financial Officer within ninety (90) days hereof.

13.  Right to Review and Seek Counsel

. The Consultant hereby acknowledges that he has actively engaged in the discussion and negotiation of its Agreement and its terms and has had full and fair opportunity to discuss and review the Agreement and its terms with any legal or other advisor of its choice and has either done so, or voluntarily declined to do so. Consultant further agrees that its Agreement has been fully negotiated by parties acting at arms’ length with full opportunity to negotiate terms such that its Agreement and all of its terms shall be deemed to have been drafted mutually by both parties.

14.  Waiver

. The waiver by the Company of a breach or threatened breach of its Agreement by the Consultant shall not be construed as a waiver of any subsequent breach by the Consultant. Inaction or silence by the Company shall not be deemed a waiver. No waiver of any breach is effective unless expressly stated in writing and signed by a duly authorized member of the Board or its authorized designee.

15.  Entire Agreement/Amendments

. No provision of its Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing signed by Consultant and such officer as may be specifically authorized by the Board. Its Agreement contains the entire understanding of the parties hereto and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in its Agreement. Its Agreement supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the parties hereto and/or their affiliates. The Consultant acknowledges that he has not relied on any prior or contemporaneous discussions or understandings in entering into its Agreement.

16.  Governing Law

. Its Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to conflicts of law.

17.  Consent to Personal Jurisdiction and Venue

. Each party hereby consents to personal jurisdiction and exclusive venue of the Federal and State courts located in Maryland and waive any objections to such courts based on venue in connection with any claim or dispute arising under its Agreement. For purposes of its Section, the term “Consultant” includes any business entity owned or controlled by the Consultant.

18.  Headings and Captions

. The titles and captions of paragraphs and subparagraphs contained in its Agreement are provided for convenience of reference only, and shall not be considered terms or conditions of its Agreement.

19.  Validity

. The invalidity or unenforceability of any provision of its Agreement shall not affect the validity or enforceability of any other provision of its Agreement, which shall remain in full force and effect.

20.  Survival

. The following provisions of its Agreement shall survive the termination of Consulting Agreement hereunder and shall be binding upon the parties.

21.  Successors and Assigns

. Its Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Consultant agrees that its Agreement may be assigned by the Company. Its Agreement is not assignable by the Consultant.

22.  Counterparts

. Its Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed its Agreement on the day, month and year first above mentioned.

AMERICAN RACING CAPITAL, INC.		CONSULTANT

By:	/s/ A. Robert Koveleski
Name:	A. Robert Koveleski	By:	/s/ Joseph Mattioli, III
Title:	President & Chief Executive Officer		Joseph Mattioli, III